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PYROTEC, INC.
A DELAWARE CORPORATION
125-E Wappoo Creek Drive
Suite 202A
Charleston, South Carolina 29412
1-800-PYROTEC
www.pyrotecus.com

May 15, 2012

Sri Bramadesam
3333 Timber Crest Ct.
West Bloomfield, MI 48324

RE: ACCEPTANCE OF APPOINTMENT TO BOARD OF DIRECTORS

Dear Mr. Bramadesam:

We are hereby inviting you to serve on the Board of Directors (the "Board") of PyroTec, Inc., a publicly traded entity incorporated in Delaware ("PyroTec"). Your acceptance of this invitation will be confirmed through execution of this correspondence below, and your execution of the enclosed Advisory Board Consulting and Compensation Agreement dated May 1, 2012 (the "Advisor Agreement"). By executing this correspondence, and the Advisor Agreement, you are agreeing to comply with the duties of such an appointment under all applicable common laws, statutory laws, and rules and regulations of the United States Securities and Exchange Commission. Furthermore, you are agreeing to perform your advisory services consistent with the enclosed Bylaws of PyroTec. I am looking forward to a productive and long-term relationship. Please feel free to contact our corporate counsel, Anthony R. Paesano at apaesano@paesanoakkashian.com or (248) 792-6886 with any questions.

Very truly yours,

/s/ John Burns

John Burns
Chief Executive Officer

Agreed:

/s/ Sri Bramadesam
Sri Bramadesam

Enclosures
cc: Anthony R. Paesano
Board of Directors